Grant Thornton

Accountants and Business Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 4, 2005, which is incorporated herein by reference in Amendment No. 1 to the Registration Statement (Form N-14) and related Prospectus of Mosaic Tax-Free Trust (the "Trust") with respect to the Statements of Assets and Liabilities, including the Portfolios of Investments, Statements of Operations, Statements in Changes in Net Assets, Financial Highlights and Notes to Financial Statements as of and for the year ended September 30, 2005, included in its Annual Report to Shareholders for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

(signature)

GRANT THORNTON LLP

Chicago, Illinois

March 9, 2006